                                                                    EXHIBIT 99.1


                 AMERICAN MAIZE-PRODUCTS COMPANY AND ERIDANIA
                     BEGHIN-SAY EXECUTIVE MERGER AGREEMENT

Stamford, Conn., July 26, 1995 -- American Maize-Products Company (ASE-AZE) announced today that it has entered into a definitive merger agreement with Eridania Beghin-Say, S.A. providing for the acquisition of American Maize by Eridania in a merger transaction at a purchase price of $40 per share.

In connection with the merger agreement, Eridania executed an agreement with the stockholders of GIH Corp., which owns approximately 13% of outstanding American Maize Class A shares and 47% of outstanding American Maize Class B shares, to purchase all of the stock of GIH Corp. at a price calculated based on an underlying value of $40 per share of American Maize stock owned by GIH Corp. In addition, Eridania entered into an agreement with William Ziegler, III and the trustees of certain trusts for the benefit of Mr. Ziegler pursuant to which, immediately following the acquisition of American Maize, Eridania will sell 88% of the common stock of Swisher International, Inc., the tobacco business of American Maize, to the Ziegler group for $165 million. Eridania will retain the remaining 12% interest in Swisher.

These transactions are subject to a number of conditions, including, among others, receipt of financing by the Ziegler group for the purchase of Swisher and approval by American Maize shareholders of the merger.

American Maize, based in Stamford, Connecticut, produces corn sweeteners and a variety of specialty food and industrial starches at plants in Hammond, Indiana; Decatur, Alabama and Dimmitt, Texas. The Company also produces cigars and smokeless tobacco products at plants located in Jacksonville, Florida and Wheeling, West Virginia.